Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

GENERAL MOTORS HOLDINGS LLC,

GOALIE TEXAS HOLDCO INC.,

and

AMERICREDIT CORP.

Dated as of July 21, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2010 (this “Agreement”), is among General Motors Holdings LLC, a Delaware limited liability company (“Parent”), Goalie Texas Holdco Inc., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and AmeriCredit Corp., a Texas corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement, (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub and the Board of Managers of Parent have each unanimously approved this Agreement;

WHEREAS, as a condition to the willingness of, and an inducement to, Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of Fairholme Capital Management, L.L.C., Bruce R. Berkowitz, Fairholme Funds, Inc., Leucadia National Corporation, Phlcorp, Inc., Baldwin Enterprises, Inc., BEI Arch Holdings, LLC and BEI-Longhorn, LLC is entering into a shareholder support and voting agreement, in favor of Parent (the “Company Voting Agreements”), under which each such shareholder will agree to vote as shareholders in favor of the Merger pursuant to the terms and conditions of the Company Voting Agreements; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Texas Business Organizations Code (the “TBOC”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct or indirect wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Andrews Kurth in Dallas, Texas, at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall occur on the last Business Day (as hereinafter defined) of the month during which the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has occurred, or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas in accordance with Section 10.153 of the TBOC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Texas and a certificate of filing of the Certificate of Merger is issued by the Secretary of State of the State of Texas, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Formation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company (each vice president and each other more senior officer) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $24.50 in cash without any interest thereon (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Company Held Shares. Each Share that is held by the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties or in a fiduciary capacity) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur, other than as consented to by Parent under Section 5.1(b), as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange, or any dividend or distribution of stock, cash or property with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the TBOC (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares,” and together with the Cancelled Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 10.356 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 2.1(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the TBOC. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or essentially simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, the holders of Company Stock Options (as hereinafter defined) entitled to receive Option Consideration, the holders of Company Stock Awards (as hereinafter defined) entitled to receive Stock Award Consideration and the holders of Company Warrants (as hereinafter defined) entitled to receive Warrant Consideration cash in U.S. dollars sufficient to pay an amount equal to the sum of (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II, plus (ii) the Option Consideration and the Stock Award Consideration (as hereinafter defined) payable pursuant to Section 5.5 plus (iii) the Warrant Consideration (as hereinafter defined) payable pursuant to Section 5.15 (such cash referred to in subsections (a)(i), (a)(ii) and (a)(iii) being hereinafter referred to as the “Exchange Fund”) and minus (iv) the Stock Purchase Plan Contributions (as hereinafter defined). At or essentially simultaneously with the Effective Time, the Company shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. dollars equal to the Stock Purchase Plan Contributions, which such cash shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event not later than the third Business Day following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof which are reasonably acceptable to Parent) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, (y) to each holder of a Company Stock Option entitled to receive Option Consideration or a Company Stock Award entitled to receive Stock Award Consideration, a check in an amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock Award and (z) to each holder of Company Warrants entitled to receive Warrant Consideration, a check in the amount due and payable to such holder pursuant to Section 5.15 hereof in respect of such Company Warrant.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check or, if requested in writing by the holder of such Certificates or Book-Entry Shares representing in excess of 4% of the Shares outstanding immediately prior to the Effective Time, a wire transfer of immediately available funds to an account designated by such holder, in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(iii) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, holder of Company Stock Options, holder of Company Stock Awards or holder of Company Warrants such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, holder of the Company Stock Options, holder of Company Stock Awards or holder of Company Warrants in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check or, if requested in writing by the holder of such Certificates or Book-Entry Shares representing in excess of 4% of the Shares outstanding immediately prior to the Effective Time, a wire transfer of immediately available funds to an account designated by such holder, in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to former owners of Shares, Company Stock Options, Company Stock Awards or Company Warrants pursuant to this Article II, Section 5.5 and Section 5.15. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed or furnished on or after June 30, 2008 and prior to the date of this Agreement (other than any risk factor or forward-looking disclosure) for all representations and warranties other than those in Sections 3.1(a) and 3.2(a), or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule,” it being understood and agreed that the lack of any specific reference to a Company Disclosure Schedule in this Agreement shall not limit the Company’s right to qualify any representation or warranty in the Company Disclosure Schedules), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership, limited liability company, trust or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which the Company operates or the economy or the financial, credit (including securitization) or securities markets in the United States or elsewhere in the world, including any changes in interest rates, any political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially and disproportionately adversely affects the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of this Agreement, the performance by the Company of its obligations in accordance with the terms of this Agreement or the consummation of the transactions contemplated hereby (including the loss of customers, suppliers, employees and providers of credit) (provided, however, that this clause (ii) shall not diminish the effect of, and shall be disregarded for purposes of, any representations or warranties herein), (iii) fluctuations in the price or trading volume of shares of Company Common Stock or the failure to meet any internal, analyst or other earnings estimates or projections of financial performance (provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation or failure has resulted in, or contributed to, a Company Material Adverse Effect), (iv) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in United States generally accepted accounting principles (“GAAP”) (or the interpretation thereof) after the date hereof, (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from or related to any changes or proposed changes in accounting rules and regulations of the Securities and Exchange Commission (the “SEC”) or changes or proposed changes in any Law, or (vi) facts, circumstances, events, changes, effects or occurrences resulting from or related to the enactment, promulgated or compliance with, including any rules or regulations incorporated thereunder, the Dodd-Frank Wall Street Reform and Consumer Act (the “Dodd-Frank Act”).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of July 20, 2010, (i) 136,863,940 shares of Company Common Stock were issued, of which 134,947,430 shares of Company Common Stock were outstanding, and no shares of Company Preferred Stock were issued or outstanding, (ii) 1,916,510 shares of Company Common Stock were held in treasury, (iii)(A) 2,157,102 shares of Company Common Stock were reserved for issuance under the Stock Purchase Plan, 489,916 of which were subject to outstanding options issued pursuant to such plan, (B) 301,378 shares of Company Common Stock were reserved for issuance under the Company’s 1995 Omnibus Stock & Incentive Plan, of which 39,720 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (C) 155,028 shares of Company Common Stock were reserved for issuance under the Company’s 1999 Employee Stock Option Plan, of which 63,573 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (D) 225,945 shares of Company Common Stock were reserved for issuance under the Company’s 2000 Stock Option Plan, of which 114,008 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (E) 924,467 shares of Company Common Stock were reserved for issuance under the Company’s Management Stock Option Plan, of which 399,417 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (F) 4,524,897 shares of Company Common Stock were reserved for issuance under the Company’s 2000 Omnibus and Incentive Plan, of which 1,232,850 shares of Company Common Stock were subject to outstanding options and restricted stock units issued pursuant to such plan, (G) 8,730 shares of Company Common Stock were reserved for issuance under the Company’s i4 Gold Stock Option Program, of which no shares of Company Common Stock were subject to outstanding options issued pursuant to such plan and (H) 10,000,000 shares of Company Common Stock were reserved for issuance under the Company’s 2008 Omnibus Incentive Plan, of which 1,761,400 shares of Company Common Stock were subject to outstanding options and restricted stock units issued pursuant to such plan, (iv) no shares of Company Common Stock were reserved for issuance pursuant to outstanding debt securities of the Company that are convertible into equity securities of the Company, except for 2,200,000 shares reserved for issuance upon conversion of the Company’s 0.75% Convertible Senior Notes due 2011 and 2,750,000 shares reserved for issuance upon conversion of the Company’s 2.125% Convertible Senior Notes due 2013 (together, the “Convertible Senior Notes”), and (v) 37,809,121 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants (as hereinafter defined). All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clauses (iii), (iv) and (v), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. No shares of Company Common Stock are owned by any Subsidiaries of the Company.

(b) Except as set forth in subsection (a) above or as permitted by Section 5.1(b) after the date hereof, (i) the Company will not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after July 16, 2010 upon exercise of Company Stock Options or vesting of Company Stock Awards outstanding as of July 16, 2010 and disclosed in Section 3.2(a) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans (as hereinafter defined) and Stock Purchase Plan of the Company or any of its Subsidiaries listed in Section 3.2(a), the Convertible Senior Notes and the Company Warrants, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list of all outstanding Company Stock Awards and Company Stock Options granted under the Company Stock Plans, Company Benefit Plans or otherwise, the number of shares of Company Common Stock issuable thereunder or with respect thereto, and the exercise prices (if any) thereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release of material information regarding the Company or its Subsidiaries.

Section 3.3 Subsidiaries and Joint Ventures. Section 3.3 of the Company Disclosure Schedule lists all Subsidiaries and Joint Ventures of the Company together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under applicable Law, including the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All of the outstanding shares of capital stock of, or other equity interests in, each Joint Venture of the Company owned directly or indirectly by the Company have been duly authorized and, if applicable, are validly issued, fully paid and nonassessable. Other than the Subsidiaries and the Joint Ventures, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

Section 3.4 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board upon the unanimous recommendation of the Special Committee and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. Each of the Board and the Special Committee has resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby (including the Special Committee’s recommendation, the “Recommendation”), provided that a withdrawal or modification after the date hereof by the Board or the Special Committee of the Recommendation consistent with Section 5.3(d) shall not be deemed a breach of the foregoing sentence of this Section 3.4(a). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) Other than in connection with or in compliance with (i) the TBOC, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (iv) applicable state, local and provincial licensing statutes and regulations as listed in Section 3.4(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no material authorization, consent or approval of, or filing with, any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement. In the case of the Company Approvals referred to in clause (iv) above, such Company Approvals shall be limited to Company Approvals relating to the Company’s indirect lending business and no representation is made regarding any Company Approval relating to any other business conducted by the Company or any of its Subsidiaries, except, with respect to such other Company Approvals, if the failure to obtain any authorization, consent or approval of, or to make any filing with, any Governmental Entity that is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement would not reasonably be expected to have a Company Material Adverse Effect or result in a criminal penalty imposed by any Governmental Entity.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any material obligation, payment for any material consent or similar fee, or to the loss of any material benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract or instrument, binding upon the Company or any of its Subsidiaries or result in the creation of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, conflict with or violate in any material respect any applicable Laws.

Section 3.5 Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the SEC since July 1, 2007 (the forms, documents, statements and reports filed with or furnished to the SEC since July 1, 2007 and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended (including by incorporation by reference), as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will comply, as to form, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates, or, if amended (including by incorporation by reference), as of the date of the last such amendment prior to the date hereof, none of the Company SEC Documents so filed or furnished or that will be filed with or furnished to the SEC subsequent to the date of this Agreement contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, and solely with respect to the financial statements (including all related notes and schedules) contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, as such financial statements were adjusted retrospectively and included in the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2009, the financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents have been prepared in conformity with GAAP (except, in the case of the unaudited statements or any foreign Subsidiaries, for the lack of footnotes or as otherwise as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

Section 3.6 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2009, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since July 1, 2007, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a “significant deficiency” or “material weakness” (for the purposes of Section 3.6(a) and this Section 3.6(b), as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standards, as in effect on the date hereof), in the Company’s internal controls over financial reporting.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed as of the Business Day prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2009, (iv) for any action specifically permitted by the exceptions in the covenants in Section 5.1(b), (v) for liabilities or obligations under Company Material Contracts (as hereinafter defined), other than in the case of breaches or defaults by the Company that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and (vi) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

Section 3.8 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries (i) are, and since the later of July 1, 2007 and their respective dates of formation or organization have been, in compliance in all material respects with and are not in material default under or in material violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), and (ii) since July 1, 2007 have not received written notice of any material violation of Law from any Governmental Entity.

(b) Neither the Company, nor any of its Subsidiaries, nor any of their directors or officers or any other Persons acting on behalf of the Company or any of its Subsidiaries has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law, or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

(c) (i) The Company and its Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their material lines of business in all material respects as they are now being conducted (the “Company Permits”); (ii) to the Knowledge of the Company, all Company Permits are in full force and effect; (iii) to the Knowledge of the Company, no suspension or cancellation of any of the Company Permits is pending or threatened; (iv) the Company and its Subsidiaries are not, and since July 1, 2007 have not been, in material violation or breach of, or material default under, any Company Permit; and (v) no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of or loss of a material benefit under, any Company Permit (in each case, with or without notice or lapse of time or both).

(d) The representations and warranties set forth in this Section 3.8 shall not apply to Environmental Law (which is the subject of Section 3.9), ERISA (which is the subject of Section 3.10) or Laws relating to Taxes (which are the subject of Section 3.15).

Section 3.9 Environmental Laws and Regulations.

(a) Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses and are in compliance with all applicable Environmental Laws (as hereinafter defined) and, while owned by the Company, each of the former Subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws and (ii) there has been no release of any Hazardous Substance by the Company or by any of its Subsidiaries, or by former Subsidiaries while owned by the Company, or from any properties while owned by the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, or as a result of any operations or activities of the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, in any manner or for which the Company or any of is Subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, and neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Knowledge of the Company, are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material Company Benefit Plans as of the date of this Agreement. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, savings, deferred compensation, change in control or any other material benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries has any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries and all oral or written employee and consultant agreements (other than any oral employee or consultant agreements entered into with employees or consultants in Canada in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries is obligated to provide compensation, vacation, severance, change in control or other benefits to any current or former officer, employee or consultant of the Company or any of its Subsidiaries. All Canadian employees of the Company or any of its Subsidiaries are employed pursuant to agreements, whether oral or written, that can be terminated by providing reasonable notice of termination in accordance with applicable Law.

(b) No action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties relating to a Company Benefit Plan or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which could not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. Each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. All material contributions required to be made by the Company or one of its Subsidiaries or any of their respective ERISA Affiliates to any Company Benefit Plan and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period have been timely made or paid in full.

(d) There are no Company Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(e) None of the Company Benefit Plans provide that the execution of this Agreement or consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (whether contingent or otherwise), (i) entitle any current or former director, employee, independent contractor, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, (v) result in any new or increased contribution required to be made to any Company Benefit Plan, or (vi) provide for any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries. No payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any present or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

(f) Except as could not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, all Company Benefit Plans subject to the Law of any jurisdiction outside of the United States (i) have been established and maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(g) With respect to each Company Benefit Plan, the Company has provided to Parent a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Company Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary plan description, (v) the most recent actuarial report, (vi) the most recent required Internal Revenue Service Form 5500, and (vi) the most recent certified financial statement.

(h) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and neither the Company, its Subsidiaries nor any other entity which together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has during the last six (6) years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan, or Multiple Employer Plan.

(i) No event has occurred and, to the Knowledge of the Company, except as could not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, no condition exists that would, either directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other liability (other than liability for benefits provided for under the Company Benefit Plans) imposed by ERISA or, with respect to each Company Benefit Plan, the Code or other applicable Laws.

(j) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, complies in form and in operation with Section 409A of the Code in all material respects.

(k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates (taken as a whole) has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

Section 3.11 Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of the material contracts and agreements that are in existence as of the date of this Agreement or transactions under which the Company or any of its Subsidiaries has any existing or future material liabilities (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present named executive officer (as defined in the rules and regulations promulgated under the Exchange Act) or director of the Company or any person that has served as such a named executive officer or director within the past two years or any of such named executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such named executive officer, director or owner (other than the Company or any of its Subsidiaries).

Section 3.12 Absence of Certain Changes or Events. Since June 30, 2009, except as otherwise required or expressly contemplated by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business (it being understood that, for purposes of this Section 3.12, the taking of any action specifically permitted by the exceptions in the covenants contained in Section 5.1(b) shall be deemed to be in the ordinary course of business consistent with past practice), (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or could reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect, and (c) prior to the date hereof, neither the Company nor any of its Subsidiaries has implemented or adopted any material change in their respective Tax or financial accounting policies, principles, practices or methods.

Section 3.13 Investigations; Litigation. There are no (i) investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, or (ii) except as have not and that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.14 Proxy Statement; Other Information. None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), and at the time of any amendments thereof or supplements thereto, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied by or on behalf of, or related to, Parent or any of its Affiliates (other than the Company and its Subsidiaries). The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of, or related to, Parent or any of its Affiliates (other than the Company and its Subsidiaries). The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the approval of this Agreement are collectively referred to herein as the “Proxy Statement.”

Section 3.15 Tax Matters.

(a) (i) The Company and each of its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the tax year ending June 30, 2005 have been examined by the Internal Revenue Service and such examinations have been completed or settled (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger, (viii) the Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in material compliance with all applicable rules and regulations regarding the solicitation, collection, filing and maintenance of any forms, certifications and other information required in connection therewith, (ix) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (x) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (xi) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xii) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material Tax deficiency for any subsequent taxable period, (xiii) no claim has been made in writing by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, and (xiv) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by the Company.

(b) All individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company, except for any failure to be so correctly classified as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its material Subsidiaries.

(c) To the Knowledge of the Company, there does not currently exist, and is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed by or on behalf of any employee in their capacity as an employee, past or present, or any labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local civil rights agencies, any federal or state departments of labor or occupational health and safety agencies, against the Company or any of its Subsidiaries, arising out of the activities or conduct of the Company or any of its Subsidiaries, except for such grievances, arbitration proceedings, charges and complaints as could not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its material Subsidiaries.

(d) To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or other contract, contingent or otherwise, with a labor union, and (ii) no employee of the Company or any of its Subsidiaries are covered by a collective bargaining agreement or other contract with a union, or otherwise represented by any union. There is no collective bargaining agreement binding on the Company or any of its Subsidiaries that restricts it from relocating or closing any or all of its business or operations. To the Knowledge of the Company, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries. There is not currently pending any strike, lockout, picketing, slow-downs or work stoppages with respect to the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such strikes, picketing, lockouts, slow-downs or work stoppages have been threatened in writing. To the Knowledge of the Company, there is not currently pending any campaign to solicit cards or authorization from employee of the Company or any of its Subsidiaries to be represented by any labor organization, and, to the Knowledge of the Company, no such campaign has been threatened in writing.

Section 3.17 Intellectual Property; Data Collection and Privacy Policies.

(a) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information for or material to their respective businesses as currently conducted (collectively, the “Intellectual Property”). There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement in any material respect by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any material intellectual property rights of any person in any material respect. Neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement in any material respect by others of its rights to or in connection with the Intellectual Property. To the Knowledge of the Company, no person is infringing in any material respect any of the material Intellectual Property. To the Knowledge of the Company, upon the consummation of the transactions contemplated herein, the Surviving Corporation shall own or have the right to use all material Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transactions.

(b) The Company has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information (“Information Practices”) by the Company and its Subsidiaries, and use by third parties having authorized access to the websites or other records of the Company and its Subsidiaries, conforms in all material respects, and at all times has conformed in all material respects, to all Laws and all contractual commitments governing information practices of the Company and each of its Subsidiaries to its customers, the viewers of the Company’s websites (and the websites of any Subsidiary), and third parties relating to such practices. The Information Practices of the Company and its Subsidiaries have been materially consistent with all statements or representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. Since July 1, 2005, the Company and its Subsidiaries (i) have not received any written notification alleging that the Company and/or the Subsidiaries have violated any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to databases or other records of the Company and its Subsidiaries, and (ii) have no Knowledge of any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to the databases or other records of the Company and its Subsidiaries.

Section 3.18 Information Technology.

(a) The Company has taken all commercially reasonable precautions to preserve and document the Company’s and its Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets. The Company has and enforces a policy requiring each Employee and independent contractor (including, but not limited to, joint developers, beta testers, and independent designers) of the Company and of its Subsidiaries, that has access to and/or material involvement in the development of proprietary products, technology and trade secrets used in their respective businesses as currently conducted, to execute a confidentiality agreement.

(b) To the Knowledge of Company, on the date hereof, the Company and its Subsidiaries either own or hold valid leases and/or licenses to the Company Systems which are used by or necessary for the Company and/or its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, upon the consummation of the transactions contemplated hereunder, the Company and its Subsidiaries shall have the right to use and access the Company Systems as required to carry on their respective businesses as currently conducted.

(c) In the 12 months preceding the date hereof, none of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to the Company or any of its Subsidiaries.

(d) Other than as could not reasonably be expected to result in a material adverse effect on the operations of the Company and any of its material Subsidiaries, the Company maintains and each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to the Company and its Subsidiaries.

(e) Since July 1, 2009, there have been no material interruptions, data losses or similar incidents attributable to the Company Systems owned or used by the Company or its Subsidiaries. To the Knowledge of the Company, the Company Systems owned or used by the Company and its Subsidiaries have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted, with respect to their usage of the Company Systems.

(f) As used herein, “Company Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of the Company and its Subsidiaries.

(g) As used herein, “IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company or any of its Subsidiaries. “IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company or any of its Subsidiaries under any IT Contract.

Section 3.19 Property. Except as could not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens, other than for (i) Liens reserved against or identified in the financial statements contained in the Company SEC Documents, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” (or other similar term) under, Securitization Transactions, Warehouse Transactions, or credit or loan facilities of the Company and its Subsidiaries, and in each case in effect as of the date of this Agreement, and (iv) those Liens that, individually or in the aggregate with all other Liens described in clauses (i), (ii) and (iii) of this sentence, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or the applicable Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (b) there is not, under any of such leases, (i) any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or (ii) any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 3.19 shall not apply to Intellectual Property, which is the subject of Section 3.17.

Section 3.20 Insurance. Except as could not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 3.20 of the Company Disclosure Schedule. None of the Company or its Subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or substantially equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. Neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and no notice in writing of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 3.21 Opinions of Financial Advisors. The Board has received the opinion of J.P. Morgan Securities Inc., to the effect that (subject to assumptions, qualifications, limitations and other matters set forth therein), as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view. The Special Committee has received the opinion of Credit Suisse Securities (USA) LLC to the effect that (subject to assumptions, qualifications, limitations and other matters set forth therein), as of the date of such opinion, the Merger Consideration to be received by holders of the Company Common Stock (other than the holders that entered into the Company Voting Agreements and their respective Affiliates) is fair to such holders from a financial point of view. The Company will provide Parent (solely for informational purposes and on a confidential basis) a true, correct and complete copy of each such opinion promptly following receipt thereof.

Section 3.22 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least two thirds of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).

Section 3.23 Material Contracts.

(a) Except as could not reasonably be expected to result in a Company Material Adverse Effect, (i) each Dealer Agreement conforms in all material respects to the form dealer agreements delivered by the Company to Parent prior to the date of this Agreement, and (ii) the representations and warranties made by the Company or any of its Subsidiaries in each Dealer Agreement (including any exhibits or schedules thereto) were true and correct as of the date made or as of such other date as may be specified in the applicable representations and warranties.

(b) The representations and warranties made by the Company or any of its Subsidiaries in each Securitization Agreement (including any exhibits or schedules thereto) were true and correct in all material respects as of the date made or as of such other date as may be specified in the applicable representations and warranties, other than has not resulted in any event or condition that constitutes, or, after notice or lapse of time or both, would constitute a default or termination event under any such Securitization Agreement.

(c) As of the date of this Agreement, there is no event or condition that exists, or, after notice or lapse of time or both would exist (excluding the transactions contemplated by this Agreement) that would result in a default or termination event under any Warehouse Agreement.

(d) As of the date of this Agreement, except for this Agreement, the Company Benefit Plans, Contracts filed with the SEC prior to the date hereof or as set forth on Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness (for the avoidance of doubt, including sale and leaseback transactions) or other binding obligation to make payment with respect to indebtedness in an amount in excess of $5,000,000 individually, and with respect to binding obligations other than with respect to indebtedness, in an amount in excess of $15,000,000 individually on an annual basis with a term of greater than five years, (iii) a contract which purports to materially limit the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any person or operate in any location, (iv) a contract that creates a partnership or Joint Venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole, or (v) a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and any of its Subsidiaries taken as a whole (all contracts of the type described in this Section 3.23(d), together with the Securitization Agreements and Warehouse Agreements, being referred to herein as “Company Material Contracts”).

(e) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms, (i) assuming the validity with respect to and binding effect on the applicable counterparty thereto, each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries or their counterparties under any such Company Material Contract, including any event or condition which could result in the termination of the Company or any of its Subsidiaries as a servicer under any Securitization Agreement or Warehouse Agreement. As of the date of this Agreement, since June 30, 2009, neither the Company nor any of its Subsidiaries has received any written notice that any counterparty to a Company Material Contract has sought to terminate or amend the terms of a Company Material Contract.

Section 3.24 Securitization.

(a) Neither the Company nor any of its Subsidiaries has received a request or demand from the trustee of any Securitization Trust or any Warehouse Trust or any other investor, insurer, lender or other person with respect to (i) the repurchase or replacement of Vehicle Contracts from a Securitization Transaction or a Warehouse Transaction, or (ii) indemnification under the applicable Securitization Agreements or Warehouse Agreements. No claims have been filed or paid under any financial guaranty insurance policy issued with respect to a Securitization Transaction or a Warehouse Transaction.

(b) The Company and its Subsidiaries have published on the Company’s website (under the URL http://www.americredit.com/staticpooldata/securitzation.asp) all static pool data that is required to be publicly disclosed by them prior to the date hereof under Regulation AB (such previously published information and all such static pool data that may be published subsequent to the date of this Agreement, the “Regulation AB Information”). All of the Regulation AB Information so published or that will be published subsequent to the date of this Agreement is or will be true and correct in all material respects. All such Regulation AB Information complies with, or will comply with, the requirements of Regulation AB in all material respects.

(c) To the Knowledge of the Company, all Servicer’s Certificates that have been, prior to the date hereof, provided to the respective Trustee as required by the Securitization Agreements were true and correct in all material respects.

(d) No stop order suspending the effectiveness of any ABS Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the Knowledge of the Company, are threatened in writing by the SEC, and any request on the part of the SEC for additional information has been complied with. Neither the Company nor any of its Subsidiaries is, as of the date hereof, and the Company will use its reasonable best efforts to not be, as of the Closing Date, an “ineligible issuer” under Rule 405 of the Securities Act.

Section 3.25 Finders or Brokers; Transaction Fees. Except for J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.26 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.7, the Company has taken all actions necessary for purposes of Section 21.606 of the TBOC to ensure that the restrictions of such provision are not applicable to the Merger or other transactions contemplated hereby, and no other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States is applicable to the Company with respect to the Merger or other transactions contemplated hereby.

Section 3.27 Disclaimer. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representations or warranties with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made on behalf of the Company any representation or warranty to Parent or Merger Sub or any of its Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company and any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or Merger Sub or their respective Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.

Section 4.2 Corporate Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all requisite limited liability company and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of the TBOC, (ii) the Exchange Act and (iii) the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent and Merger Sub have received all necessary authorizations, consents and approvals necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. No authorization, consent or approval by any of the stockholders of General Motors Company or by the United States Department of the Treasury is required for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment for any consent or similar fee, or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, conflict with or violate any applicable Laws, other than in the case of clauses (i) and (ii) as would not reasonably be likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger (a “Parent Material Adverse Effect”).

Section 4.3 Proxy Statement; Other Information. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) which is included or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), and at the time of any amendments thereof or supplements thereto, will, at the time of filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4 Sufficient Funds. Parent has, as of the date of this Agreement, and shall have, as of the Closing Date, sufficient funds on hand with which to fully fund the Exchange Fund and to consummate the Merger.

Section 4.5 Ownership of Parent. As of the date of this Agreement, Parent is and, as of the Effective Time, will be the sole direct wholly owned subsidiary of General Motors Company as described in its Current Report on Form 8-K filed with the SEC on October 23, 2009.

Section 4.6 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.7 Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the three (3) years prior to the date of this Agreement has it been, an “affiliated shareholder” of the Company as defined in Section 21.602 of the TBOC.

Section 4.8 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, other than the representations and warranties of the Company contained in this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis.

Section 4.9 Investigations; Litigation. Except as have not and that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, as of the date of this Agreement there are no (i) investigations or proceedings pending (or, to the Knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the Knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as expressly contemplated or expressly permitted by this Agreement (including as contemplated by Section 5.14(a) with respect to the JPMorgan Hedge Transaction and the Deutsche Bank Hedge Transaction), or (iv) as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course, and use commercially reasonable best efforts to maintain and preserve intact its business organization and significant business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier to occur of the Effective Time and the Termination Date, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) as expressly contemplated by this Agreement (including as contemplated by Section 5.14(a) with respect to the JPMorgan Hedge Transaction and the Deutsche Bank Hedge Transaction), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans; provided, that this Section 5.1(b)(ii) shall not apply to dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company;

(iii) enter into any derivative agreements, other than derivative agreements entered into in the ordinary course of business;

(iv) grant any person any right to acquire any shares of its capital stock except as required under any existing agreement as listed in Section 3.2 of the Company Disclosure Schedule;

(v) issue, deliver, sell, grant, dispose of or pledge any (A) shares of capital stock except pursuant to the exercise of stock options or other awards issued under the Company Stock Plans issued and outstanding as of the date hereof and in accordance with the terms of such instruments, the conversion of the Convertible Senior Notes and the exercise of the Company Warrants; provided, that, except as set forth in Section 5.5(a)(iii), the Company shall not issue any Shares under the Stock Purchase Plan; (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock or securities, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(vi) purchase, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5,000,000 in the aggregate, other than in connection with purchases and sales in the ordinary course of business (including in the ordinary course of business consistent with past practice advances to Dealers to fund Vehicle Contracts, sales or other dispositions of deficiency balances, and sales or other dispositions of vehicles that have been previously leased) or in connection with any new or existing Securitization Transaction or Warehouse Transaction;

(vii) sell any Residual Interests or ABS at a price, prior to any selling expenses, which is less than the fair market value thereof;

(viii) make any capital expenditures in excess of $2,000,000 individually or $8,000,000 in the aggregate, other than expenses in connection with the closing of a Securitization Transaction or a Warehouse Transaction;

(ix) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness or guarantees in the ordinary course of business, (B) loans, advances, capital contributions and other investments between the Company and any of its Subsidiaries or between Subsidiaries of the Company and (C) in connection with any new Securitization Transactions upon consultation with Parent and in the ordinary course of business, (D) in connection with existing Warehouse Transactions in the ordinary course of business, and (E) in connection with the new Warehouse Transactions with the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed;

(x) merge or consolidate with or effect any business combination in excess of $5,000,000 with any Person, whether by purchase of stock or securities, contributions to capital (other than capital contributions to wholly-owned Subsidiaries of the Company), property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(xi) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (ix) of this Section 5.1(b) and any Contract that the Company is required to enter into, renew, extend, materially amend or terminate pursuant to and in accordance with any other provisions of this Agreement;

(xii) except to the extent required by Law or by Contracts in existence as of the date hereof, (A) increase in any manner the compensation or benefits of any of its present or former, employees, directors (other than customary amounts with respect to the members of the Special Committee), consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice, (B) pay, or increase the amounts payable under, any pension, severance, change in control, retirement or similar benefits not required by any existing plan or agreement to any such present or former employees, officers, directors, consultants, independent contractors or service providers, (C) enter into, renew, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, change in control, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention severance, consulting or collective bargaining or similar agreement with or for the benefit of any present or former employee, officer, director, consultant or service provider, except to the extent necessary to satisfy the documentary compliance requirements of Section 409A of the Code or to avoid application of Section 409A of the Code (provided that no such actions with respect to Section 409A of the Code shall result in any costs (other than immaterial incremental administrative costs) or increased liability to the Company or any of its Subsidiaries or to the Surviving Corporation), (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, except in the ordinary course of business consistent with past practice or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(xiii) initiate, settle or compromise any litigation, proceeding or investigation for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xiv) amend or waive any provision of the articles of incorporation and bylaws or other equivalent organizational documents of the Company or any of its material Subsidiaries or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

(xv) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xvi) other than in the ordinary course of business consistent with past practice, take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xvii) enter into, extend or renew (A) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) any Contract or amendment thereof that grants any person or persons the exclusive right or ability to access, license or use any portion of the Intellectual Property of the Company and its Subsidiaries;

(xviii) enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the Surviving Corporation or its Subsidiaries or their ability to solicit customers or employees following the Effective Time;

(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such entity, other than for any such action by a wholly owned Subsidiary;

(xx) change the Company’s registered public accounting firm or implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

(xxi) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(xxii) enter into any new, or materially amend or otherwise materially alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

(xxiii) other than in the ordinary course of business consistent with past practice, make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business consistent with past practice) or make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, (ii) as required by existing Contracts set forth in the Company Disclosure Schedule, or (iii) Securitization Transactions and Warehouse Transactions permitted under clause (ix) of this Section 5.1(b);

(xxiv) other than in the ordinary course of business consistent with past practice, change, in any material respect, any of the Company’s credit policies or hedging strategies; or

(xxv) agree to take, make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2 Access to Information.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent practicable, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than nonemployee directors) of the Company and its Subsidiaries to cooperate reasonably with Parent to obtain access to information concerning the Company and its Subsidiaries, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its counsel, financial advisors, auditors or other authorized representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement, provided, that the Company shall use its commercially reasonable efforts to (A) obtain the required consent from any required third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Notwithstanding the foregoing, neither Parent nor any of its counsel, financial advisors, auditors or other representatives shall have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of material liability. Parent agrees that it will not, and will cause its counsel, financial advisors, auditors or other representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the Merger, this Agreement or the transactions contemplated hereby. Such access to information pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Parent shall present all requests for information and access only to such persons as the parties may reasonably agree upon.

(b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” to the extent such information would be considered “Confidential Information,” in each case, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of June 26, 2010, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Subject to and as otherwise provided in Sections 5.3(b)-(g), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and use reasonable best efforts to cause its and their respective officers, directors, employees, agents and other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed Acquisition Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal, (iv) amend, terminate, waive or knowingly fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement entered into during the twelve (12) months prior to the date of this Agreement in respect of an Acquisition Proposal, or (v) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any action taken in violation of this Section 5.3 by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make or finance an Acquisition Proposal. The Company, if it has not already done so, shall promptly request that each Person, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person to the extent that such analyses and materials contain, reflect or analyze such confidential information).

(c) Notwithstanding anything to the contrary in this Agreement, prior to receipt of the Company Shareholder Approval, the Company may, in response to an unsolicited Acquisition Proposal which did not result from or arise in connection with a breach of Section 5.3(a) or (b) and which the Board (or the Special Committee, as the case may be) determines, in good faith, after consultation with its outside counsel and financial advisors of national reputation, is, or could reasonably be expected to result in, a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms not materially less restrictive of the other party than the Confidentiality Agreement, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, (x) that Parent shall be entitled to receive an executed copy of such confidentiality agreement (for informational purposes only) prior to or substantially simultaneously with the Company furnishing information to the Person making such Acquisition Proposal or its Representatives and (y) that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent. Parent and Merger Sub acknowledge and agree that an Acquisition Proposal received subsequent to the date of this Agreement, from a Person or Persons that the Company was engaged in discussions with prior to the date of this Agreement, shall be deemed to be “unsolicited” as long as the Company has not breached its obligations under Section 5.3(a) or (b).

(d) Subject to and as otherwise provided in Section 7.1(c)(ii) and this Section 5.3(d), neither the Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or (iii) approve or recommend, resolve to or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the foregoing actions in clauses (i) through (iii), whether taken by the Board or a committee thereof, a “Change in Board Recommendation”). Notwithstanding the foregoing, provided that the Company has not breached its obligations under Section 5.4(b), if, prior to receipt of the Company Shareholder Approval, (i) the Board (or the Special Committee, as the case may be) consults with financial advisors of national reputation and determines in good faith, after consultation with its outside counsel, that the failure to withdraw or modify its Recommendation would be inconsistent with the Board’s fiduciary duties to the shareholders of the Company, (ii) (x) the Board (or the Special Committee, as the case may be) has notified Parent in writing of the determination described in clause (i) and, if such determination is not in response to an Acquisition Proposal, such notice shall specify in reasonable detail the material events giving rise thereto, and (y) at least five (5) days following receipt by Parent of the notice referred to in clause (x) above (provided that, if such determination described in clause (i) above is made within twelve (12) days prior to the Company Meeting, then such five (5) day period shall instead be one (1) Business Day), and taking into account any proposed adjustments made by Parent since receipt of the notice referred to in clause (x) above, the Board maintains its determination described in clause (i) above, provided that during such five (5) day or one (1) Business Day period, as the case may be, after receipt by Parent of such notice, the Company has, if requested by Parent, negotiated in good faith with, and caused the Company’s Representatives to negotiate in good faith with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Board (or Special Committee, as the case may be) to proceed with the transactions contemplated herein, without having to make a Change in Board Recommendation, and (iii) if the Change in Board Recommendation is based on the receipt of an Acquisition Proposal, such Acquisition Proposal did not result from a breach of Section 5.3(a) or (b) and the Board, the Special Committee and the Company shall have first complied with their obligations set forth in Section 7.1(c)(ii)(B) and (C), then the Board (or the Special Committee, as the case may be) may effect a Change in Board Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries which, in the good faith judgment of the Board (or the Special Committee, as the case may be) is or could reasonably be expected to lead to an Acquisition Proposal, (iii) the identity of the Person making any such Acquisition Proposal, and (iv) the material terms of any such Acquisition Proposal or request (including copies of any material document or other written communication evidencing such Acquisition Proposal or request). The Company shall keep Parent reasonably informed on a current basis of any material change to the terms of any such Acquisition Proposal.

(f) Notwithstanding the foregoing, other than in connection with a termination of this Agreement pursuant to Section 7.1(c)(ii) with respect to a Superior Proposal, the Company shall not waive Section 21.606 of the TBOC with respect to any Person other than Parent, its shareholders and their respective Affiliates, unless the Company has otherwise complied with its obligations under this Section 5.3 and the Board (or the Special Committee, as the case may be) determines in good faith, after consultation with its outside counsel, that the failure to grant any such waiver would be inconsistent with its fiduciary duties to the shareholders of the Company.

(g) Nothing contained in this Agreement shall prohibit the Company or the Board from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any other disclosure to the Company’s shareholders if, with respect to this clause (ii), the Company shall have, to the extent reasonably practicable, provided Parent with a reasonable opportunity in advance to comment on and review any such disclosure and, in the case of any disclosure described in this clause (ii), the Board (or the Special Committee, as the case may be) determines in good faith, after consultation with outside legal counsel, that either (A) failure to make such disclosure would be inconsistent with its fiduciary duties to the Company’s shareholders or (B) such disclosure is required by applicable Law or by the rules of any applicable national securities exchange; provided that nothing herein shall relieve the Company of its obligations under Section 5.3(d) unless compliance with such obligations would result in a violation of Law.

(h) As used in this Agreement, “Acquisition Proposal” shall mean any proposal or offer (i) from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (ii) involving the issuance by the Company of over 20% of its equity securities or (iii) to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (i) on terms which the Board (or the Special Committee, as the case may be) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors of national reputation, to be more favorable from a financial point of view to the holders (excluding consideration of any interests that any holder may have other than as a shareholder of the Company entitled to receive the merger consideration) of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the expected timing and likelihood of consummation), and the terms and conditions of this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the applicable time periods specified in Section 7.1(c)(ii), and (ii) that the Board (or the Special Committee, as the case may be) believes is reasonably capable of being completed, taking into account financing commitments and all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3(d), include the Recommendation. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing document. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and each Company SEC Document to be filed after the date of this Agreement, and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the TBOC and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to the Board’s (or the Special Committee’s, as the case may be) withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, if applicable, the Company, regardless of whether the Board (or the Special Committee, as the case may be) has approved, endorsed or recommended an Acquisition Proposal or has withdrawn or modified the Recommendation, will submit this Agreement for approval by the shareholders of the Company at such meeting.

Section 5.5 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each option or other award to purchase shares of Company Common Stock, other than stock options outstanding as of the date of this Agreement pursuant to the Stock Purchase Plan (each, a “Company Stock Option”), granted under any plans or arrangements of the Company providing for compensation payable in or based on Company Common Stock (the “Company Stock Plans”), whether vested or unvested, that is outstanding or that is required to be treated as outstanding immediately prior to the Effective Time shall (notwithstanding any provisions to the contrary in the Company Stock Plans or applicable option grants), as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to (1) (A) the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (or if there is not any such excess, zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) or, if less, (B) the amount to which the holder of such Company Stock Option would otherwise be entitled under the terms of the applicable option grant and the applicable Company Stock Plan, less (2) such amounts as are required to be withheld or deducted under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment.

(ii) Subject to any and all applicable performance criteria being satisfied and, except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each award, other than a Company Stock Option, granted under a Company Stock Plan and providing for compensation payable in or based on Company Common Stock, or the value thereof (each, a “Company Stock Award”), whether vested or unvested, that is outstanding or that is required to be treated as outstanding immediately prior to the Effective Time shall (notwithstanding any provisions to the contrary in the Company Stock Plans or applicable award agreements), as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to (1) (A) the amount of cash or the value of the Company Common Stock, as applicable, net of any exercise price, base amount or other offset provided in the award agreement with respect to such Company Stock Award, that would otherwise be payable or deliverable upon the exercise of the Company Stock Award (as if it were vested) at the Effective Time and based on the amount of the Merger Consideration per share of Company Common Stock subject to or underlying such Company Stock Award (or if the net amount is not more than zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Stock Award Consideration”), or, if less, (B) the amount to which the holder of such Company Stock Award would otherwise be entitled under the terms of the applicable award agreement and the applicable Company Stock Plan, less (2) such amounts as are required to be withheld or deducted under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment.

(iii) At the Effective Time, the Stock Purchase Plan shall terminate. Additionally, at or prior to the Effective Time, the offering period in effect under the Stock Purchase Plan at the Effective Time shall end, and all options in effect, for which the Stock Purchase Plan Contributions have been made, for such offering period shall automatically be exercised for the applicable exercise price under the terms of the Stock Purchase Plan. The Company Common Stock purchased upon such automatic exercise shall, unless otherwise purchased by the Parent or the Company, be deemed to be outstanding and owned, unless otherwise sold or transferred, by the applicable Stock Purchase Plan participants at the Effective Time. After the date hereof, no employee who is not a participant in the Stock Purchase Plan may become a participant in the Stock Purchase Plan, no participant in the Stock Purchase Plan may increase the percentage amount of his or her payroll deduction election from those in effect on the date hereof, and no further offering period shall commence.

(iv) Prior to the Effective Time, with reasonable advance notice and prior consultation with Parent, the Compensation Committee of the Board or the Board, as appropriate, shall make such adjustments and amendments to, make such determinations or take such actions with respect to existing Company Stock Plans, the Stock Purchase Plan, Company Stock Awards, Company Stock Options and Company Benefit Plans, including giving notices and obtaining consents where necessary, to effect the settlement and/or cancellation immediately prior to the Effective Time of all Company Stock Options, options under the Stock Purchase Plan and Company Stock Awards outstanding immediately prior to the Effective Time, in each case in accordance with their respective terms as in effect on the date of this Agreement, and to implement the foregoing provisions of this Section 5.5. Payments to be made pursuant to this Section 5.5 shall be made as soon as reasonably practicable after the Effective Time, and the Company agrees to provide to Parent as soon as reasonably practicable prior to the Effective Time such supporting records with respect to such payments as may be reasonably requested by Parent. In no event shall any provision of this Section 5.5 result in the vesting or payment of any grant, award or shares that lapse or are otherwise forfeited prior to the Effective Time in accordance with their respective terms as in effect on the date of this Agreement. Except as otherwise agreed to in writing by the Company and the Parent, there shall be no Company Stock Options, awards of Restricted Stock, Company Stock Awards or options under the Stock Purchase Plan outstanding after the Effective Time.

(b) Employees and Employee Benefit Plans. Following the Closing:

(i) Employment. As of the Closing Date, Parent shall cause the Company to continue to employ each employee of the Company or any of its Subsidiaries (“Employees”) (including any Employees on authorized leave), with such employment to be, for a period of at least one year following the Closing Date, at not less than the same base pay and bonus and incentive compensation opportunity level as in effect on the date of this Agreement. Subject to Section 5.5(c), nothing in this provision precludes the Company from terminating an Employee for due cause or in the ordinary course of business for any other purpose required by business conditions or developments.

(ii) Employee Benefits. Parent shall, or shall cause the Company to, offer employee benefits to the Employees that are, and shall be on terms and conditions that are, for at least one year following the Closing Date, no less favorable in the aggregate to the Employees than those provided by the Company Benefit Plans as in effect on the date of this Agreement. With the exception of the severance benefits provided for in Section 5.5(c), nothing herein shall be deemed to obligate Parent or the Company to adopt or maintain any particular employee benefit plan (including any equity compensation plans or arrangements), and nothing herein shall be deemed to limit the ability of the Parent or the Company to amend or terminate any Company Benefit Plan at any time after the Closing Date.

(iii) Credit for Prior Service. Parent agrees that from and after the Closing, the Employees shall be credited with their length of service with the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs and policies of Parent or any Affiliate of Parent (“Parent Benefit Plans”) in which the Employees may be covered, to the same extent that service provided prior to the Closing Date by employees of Parent or any Affiliate of Parent is recognized under the relevant Parent Benefit Plan. Such pre-Closing service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, and severance plans or policies that may apply to the Employees after the Closing Date. In addition, Parent shall cause the Company and its Subsidiaries to continue to recognize all vacation time, sick leave, paid time off, or other leave accrued by each Employee as of the Closing Date.

(iv) Terms of Coverage. To the extent Employees become covered under any Parent Benefit Plan, any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under such plans shall be waived for the Employees to the extent any such limitations had already been satisfied under the Company Benefit Plans. Parent shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cause any third party to waive such pre-existing restriction or insurability requirement under the Parent Benefit Plans. Parent shall ensure that each Employee who becomes covered under any Parent Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code or a group health plan applicable to Employees in jurisdictions outside of the United States) shall receive credit for those sums paid in the current year under the corresponding Company Benefit Plan as deductibles, coinsurance and copayments, towards any deductible and/or out-of-pocket maximum which may apply under such Parent Benefit Plan.

(c) Severance. If, during the twelve (12) months following the Closing Date, the Company, Parent or an Affiliate of any of them terminates the employment of any Person who was an Employee on the Closing Date, without cause (as reasonably determined by the Company, the Parent or such Affiliate), then the Parent, Company or such Affiliate shall pay to such Person severance benefits in an amount not less than the amount to which such Person would have been entitled under the severance policy of the Company or any of its Subsidiaries in effect on the date of this Agreement or, in the case of any Canadian Employee, not less than the amount to which such Person would have been entitled under applicable Law.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (ii) the obtaining of all necessary consents, approvals or waivers from third parties other than Governmental Entities. For the avoidance of doubt, if the Company otherwise uses its reasonable best efforts in accordance with this Section 5.6(a), then obtaining the items in clauses (i) and (ii) shall not constitute, or be construed to constitute, conditions to closing under this Agreement except as specifically contemplated by Sections 6.1(c) and 6.3(e), and the failure to obtain any of the items in clauses (i) and (ii) shall not constitute a breach of this Agreement by the Company, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly as practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities in connection with the HSR Act and foreign competition approvals, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, use reasonable best efforts to keep each other apprised of the status of matters, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity related to the approval of the Merger, allowing each other to review in advance any filing or written materials submitted to any Governmental Entity related to the approval of the Merger, and providing the other party and its counsel with advance notice of and, to the extent permitted by Law, the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry related to the approval of the Merger.

(c) Subject to Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means any and all Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8 Public Announcements. Except with respect to a Change in Board Recommendation, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release or other public statement prior to such consultation except as such party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, it being understood that the final form of any release or statement shall be at the final discretion of the issuing party. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification (including rights accruing under self-insurance arrangements in respect of deductibles, coverage limits or forgone third-party insurance) and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such or when serving at the request or for the benefit of the Company or its Subsidiaries, as a director, officer, partner, employee, agent or fiduciary of any other partnership, joint venture, trust, employee benefit plan or other entity or enterprise), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 5.9 of the Company Disclosure Schedule) or in the articles of incorporation or bylaws or other organization documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses and arrangement of self-insurance provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof with respect to actions or omissions taken at or prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, jointly and severally indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees, costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission of the Indemnified Party occurring or alleged to have occurred at or prior to the Effective Time and with respect to current and former directors occurring or alleged to have occurred whether before or after the Effective Time, in connection with such persons serving as an officer, director or other fiduciary of the Company or any other entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries to the same extent as provided in the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries in effect as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided, further, however, that if any Indemnified Party or group of Indemnified Parties is advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party or group of Indemnified Parties and another Indemnified Party or group of Indemnified Parties, then the Surviving Corporation shall pay the fees and expenses of the minimum number of counsel as are required to eliminate such conflicts of interest. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees, costs and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees, costs and expenses paid in advance if it is finally judicially determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Notwithstanding anything contained herein, the Surviving Corporation shall not amend its bylaws or articles of incorporation as of or after the Effective Time if such action would adversely affect the rights of individuals who, at or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers of the Company or any of its Subsidiaries at any time prior to the Effective Time.

(c) For a period of six (6) years from the Effective Time, Parent shall either (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or (ii) cause the Surviving Corporation to provide substitute policies or cause the Surviving Corporation to purchase a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such existing policies with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, such Persons shall not be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of or exclusive of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, self-insurance arrangement, the TBOC or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(e) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. This Section 5.9 may not be amended in a manner that is adverse to an Indemnified Party (including their heirs and personal representatives) or terminated without the consent of such Indemnified Party (including their heirs and representatives).

(f) Parent and the Surviving Corporation shall jointly and severally indemnify and pay in advance all reasonable expenses, including reasonable attorneys’ fees, costs and expenses, that may be incurred by any Indemnified Party in bringing any claim to enforce the indemnity, exculpation, advancement or other obligations provided in this Section 5.9, provided that any Indemnified Party shall first be obligated to provide ten (10) days’ advance written notice to Parent before bringing any such claim except if failure to so provide such notice would result in the expiration of any statute of limitations regarding such claim, no such notice shall be required.

Section 5.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s prior consent, which may not be unreasonably withheld, conditioned or delayed.

Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would could reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a reasonably current basis, of any events or changes of which the Company is aware with respect to any criminal or regulatory investigation or action involving the Company or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with Parent in efforts to mitigate any adverse consequences to Parent which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14 Cooperation; Convertible Notes; Warrants; Outstanding Debt.

(a) The Company shall promptly take such actions as are reasonably requested in writing by Parent or as are otherwise required by the applicable instruments including giving effect to the conversion adjustments and providing all required notices related to mergers and consolidations, in respect of the (i) Warrant dated September 25, 2008, issued by the Company to Wachovia Investment Holdings, LLC (the “Wachovia Warrant”), (ii) Warrant dated April 15, 2008, issued by the Company to Deutsche Bank Securities, Inc., as amended by Amendment No. 1 to Warrant dated October 28, 2009 (as amended, the “Deutsche Warrant”), (iii) Convertible Senior Notes, (iv) warrants sold to JPMorgan and Deutsche Bank on September 12, 2006 relating to approximately 17,100,000 shares of Company Common Stock (the “Hedged Warrants” and, together with the Wachovia Warrant and the Deutsche Warrant, the “Company Warrants”), and (v) hedge transactions entered into with JPMorgan Chase Bank, National Association, London Branch (“JPMorgan” and such hedge transaction, the “JPMorgan Hedge Transaction”) and Deutsche Bank AG, London Branch (“Deutsche Bank” and such hedge transaction, the “Deutsche Bank Hedge Transaction”) on September 12, 2006 relating to the Convertible Senior Notes and the Hedged Warrants, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that prior to the Effective Time, the Company shall not be obligated under this Section 5.14(a) to take any action that (A) is not conditioned upon the occurrence of the Effective Time, (B) except as otherwise provided in the following sentence, could potentially expose the Company to material liability or expense or (C) could result in any representation or warranty of the Company in this Agreement being or becoming untrue or incorrect or that could result in the Company being in breach of any of its obligations under this Agreement. Notwithstanding the foregoing, prior to September 30, 2010, the Company shall enter into binding agreements, in form and substance satisfactory to Parent, with JPMorgan and Deutsche Bank to settle the JPMorgan Hedge Transaction and the Deutsche Bank Hedge Transaction, respectively, using the Cancellation and Payment (Calculation Agent Determination) methodology, which, for the avoidance of doubt, is the methodology used to calculate the unwind value of the hedges with respect to the Hedged Warrants upon the occurrence of a merger event. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Parent shall cooperate reasonably with the Company in connection with the Company’s performance of its obligations under this Section 5.14(a). Parent and Merger Sub acknowledge and agree that, except for settlement of the JPMorgan Hedge Transaction and the Deutsche Bank Hedge Transaction, obtaining any particular outcome with respect to any of the actions requested by the Parent to be taken pursuant to this Section 5.14(a) shall not constitute, or be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement and the failure to obtain any particular outcome shall not constitute a breach of this Agreement by the Company.

(b) Other than with respect to the Convertible Senior Notes, which are covered by Section 5.14(a), the Company shall promptly take such actions as are reasonably requested in writing by Parent under any debt agreements, including the Secured Debt; provided, however, that prior to the Effective Time, the Company shall not be obligated under this Section 5.14(b) to take any action that (i) is not conditioned upon the occurrence of the Effective Time, (ii) could potentially expose the Company to material liability or expense, (iii) could result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment for any consent or similar fee, or the loss of any benefit under any debt agreements, including the Secured Debt, or (iv) could result in any representation or warranty of the Company in this Agreement being or becoming untrue or incorrect or that could result in the Company being in breach of any of its obligations under this Agreement. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent. For purposes of this paragraph, “Secured Debt” means any Securitization Transactions and any secured debt (including any Warehouse Transactions) outstanding or committed. Parent and Merger Sub acknowledge and agree that obtaining any particular outcome with respect to any of the actions requested by the Parent to be taken pursuant to this Section 5.14(b) shall not constitute, or be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement and the failure to obtain any particular outcome shall not constitute a breach of this Agreement by the Company.

Section 5.15 Warrants. Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each Wachovia Warrant and each Deutsche Warrant that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become exercisable into the right to receive an amount in cash in U.S. dollars equal to the product of (a) the total number of shares of Company Common Stock subject to such Wachovia Warrant or Deutsche Warrant, as the case may be, and (b) the Merger Consideration, upon payment to the Company of the exercise price per share of Company Stock subject to such Wachovia Warrant or Deutsche Warrant, as the case may be, or if the holders of the Wachovia Warrant or Deutsche Warrant, as the case may be, elect to be paid in full or in part on a “cashless basis,” as permitted therein, the Wachovia Warrant or Deutsche Warrant, as the case may be, shall become exercisable on a “cashless basis” into the right to receive an amount in cash in U.S. dollars equal to the product of (i) the total number of shares of Company Common Stock subject to such Wachovia Warrant or Deutsche Warrant, as the case may be, and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Wachovia Warrant or Deutsche Warrant, as the case may be, with the aggregate of such payment rounded to the nearest cent (the aggregate amount of cash issuable upon payment of the applicable exercise price, net of the exercise price, or the aggregate amount of cash issuable upon a exercise on a “cashless basis,” is hereinafter referred to as the “Warrant Consideration”), in each case less such amounts, if any as are required to be withheld or deducted under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. The Parent will deposit the Warrant Consideration with the Paying Agent as provided in Section 2.2 hereof in furtherance thereof.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver of each of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) (Corporate Authority) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by any Vice Chairman, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of each of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.2(a), (b) and (c) (Capital Stock), Section 3.4(a) (Corporate Authority), Section 3.22 (Required Vote of the Company Shareholders), and Section 3.26 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Section 3.2(a), (b) and (c) for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) have been satisfied.

(d) Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect.

(e) The Company shall have satisfied the Minimum Condition for obtaining regulatory consents.

(f) The Company shall have entered into binding agreements with JPMorgan and Deutsche Bank to settle the JPMorgan Hedge Transaction and the Deutsche Bank Hedge Transaction, respectively, using the Cancellation and Payment (Calculation Agent Determination) methodology, which, for the avoidance of doubt, is the methodology used to calculate the unwind value of the hedges with respect to the Hedged Warrants upon the occurrence of a merger event; provided, however, that (i) this condition shall automatically expire, and shall no longer be a condition under this Section 6.3, at 11:59 p.m., New York time, on September 30, 2010, and (ii) if this Agreement is not terminated by Parent pursuant to Section 7.1(e), any breach of the Company’s obligations arising under Section 5.14(a) resulting from the failure of the Company to enter into binding agreements by such date shall be waived and such breach shall not result in the failure of the condition to the obligations of Parent and Merger Sub set forth in Section 6.3(b).

(g) The number of Dissenting Shares for which demands for appraisal have been made and not been withdrawn shall not exceed 15% of the outstanding shares of Company Common Stock.

Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before December 31, 2010 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) an injunction or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction or order in accordance with Section 5.6; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (a) a Change in Board Recommendation that is not permitted by Section 5.3(d) or (b) a breach by the Company of Section 5.4;

(c) by the Company, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.3 not to be satisfied; or

(ii) prior to the receipt of the Company Shareholder Approval, (A) the Board (or Special Committee, as the case may be) has received an Acquisition Proposal which did not result from a breach of Section 5.3(a) or (b), (B) the Company has notified Parent in writing of the determination by the Board that an Acquisition Proposal is a Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, (C) at least five (5) days following receipt by Parent of the notice referred to in clause (B) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (B) above, such Superior Proposal remains a Superior Proposal and the Board (or Special Committee, as the case may be) has again, following good faith negotiations with Parent during such five (5) day period, made the determinations referred to in the definition of Superior Proposal (it being understood that in the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to clause (B) above and to comply with the requirements of this Section 7.1(c)(ii) with respect to such new written notice, except that all references in this clause (C) to five (5) days shall be deemed to be references to three (3) days in such event), provided, that if such Acquisition Proposal is first received by the Board (or Special Committee, as applicable) within twelve (12) days prior to the Company Meeting then such five (5) day and three (3) day periods shall instead each be one (1) Business Day periods and (D) the Company has previously paid (or concurrently pays) the Termination Fee.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1, Section 6.3(a), Section 6.3(b) or Section 6.3(d) and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that the Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied;

(ii) the Board (or Special Committee, as applicable) withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to include the Recommendation in the Proxy Statement filed with the SEC and or approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Acquisition Proposal, including in any disclosure made pursuant to Rule 14e-2(a) promulgated under the Exchange Act; or

(iii) since the date of this Agreement there shall have been a Company Material Adverse Effect that cannot be cured by the End Date.

(e) by Parent, if on September 30, 2010, the condition set forth in Section 6.3(f) has not been satisfied; provided, that, notwithstanding the lead-in language in this Section 7.1, Parent shall not be able to terminate this Agreement pursuant to this Section 7.1(e) after October 4, 2010.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, and the provisions of Section 7.2 and Article VIII), and subject to Section 8.5, there shall be no other liability on the part of the Company or Parent and Merger Sub, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be.

Section 7.2 Termination Fee.

(a) If this Agreement is terminated (x) by the Parent pursuant to Section 7.1(d)(ii) or (y) by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent a termination fee of $105,000,000 in cash by wire transfer of immediately available funds (the “Termination Fee”). In the case of termination under clause (x) of the previous sentence, the Company shall pay the Termination Fee within two (2) Business Days following such termination. Notwithstanding the foregoing, no Termination Fee shall be payable pursuant to clause (x) of this Section 7.2(a) if, and only if, (i) the Board (or the Special Committee, as the case may be) effects a Change in Board Recommendation because of a Superior Proposal and (ii) prior to any termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) as a result of such Change in Board Recommendation, the Company Meeting occurs as contemplated by the last sentence of Section 5.4(b) for the purpose of voting on the Merger; provided, that if the matters referenced in clauses (i) and (ii) above have occurred, then notwithstanding the terms of Section 7.2(b), if this Agreement is terminated for any reason and within 12 months after such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then prior to or concurrently with the occurrence of such event the Company shall pay to Parent the Termination Fee, provided that, for purposes of this sentence, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(b) If (x) this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.1(b)(i), (ii) by Parent pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), or (iii) by Parent or the Company pursuant to Section 7.1(b)(ii), Section 7.1(b)(iii) (so long as, in the case of Section 7.1(b)(iii), Acquisition Proposal was publicly disclosed, whether or not withdrawn at the time of the Company Meeting), or Section 7.1(e) and (y) within 12 months after such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then prior to or concurrently with the occurrence of such event the Company shall pay to Parent the Termination Fee, provided that, for purposes of clause (y) of this Section 7.2(b), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(c) In the event of a termination of this Agreement under the circumstances giving rise to a Termination Fee, and subject to Section 8.5, any payment by the Company under this Section 7.2 of the Termination Fee shall be the sole and exclusive remedy of Parent and its Subsidiaries for damages against the Company and its Subsidiaries with respect to this Agreement and the transactions contemplated hereby. In no event shall the Company be required to pay any amounts due to Parent pursuant to this Section 7.2 on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for any covenant or agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs and expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic transmission or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the TBOC, with respect to which such laws apply) that are applicable to contracts entered into and to be performed solely in the State of Delaware, without regard to conflicts of laws principles.

Section 8.5 Jurisdiction; Enforcement; No Special Damages. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled (in addition to any other remedy that may be available to it, whether at law or in equity, including monetary damages, except as may be limited by Section 7.2(c)) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Parent’s and Merger Sub’s obligation to consummate the Merger, exclusively in the applicable court located in the State of Delaware, this being in addition to any other remedy which the parties hereto are entitled at law or in equity. Each of the parties hereto further agrees that the other parties hereto shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced to in this Section 8.5 and each of the parties hereto waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. None of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and damages in excess of out-of-pocket costs and expenses shall not be excluded to the extent proven) arising out of the intentional and willful breach of any provision of this Agreement by the other party or parties (in the case of the Company, the other parties shall mean Parent and Merger Sub, and in the case of Parent and Merger Sub, the other party shall mean the Company) or for fraud or as provided for in the Confidentiality Agreement. The provisions of this Section 8.5, and the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 7.1. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

General Motors Holdings LLC

300 Renaissance Center

Detroit, Michigan 48265-3000

Telecopy: 313.665.4960

Attention: Teresa Holderer

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

1717 Main Street

Suite 3700

Dallas, Texas 75201

Attention: Mark S. Solomon

Telecopy: 214.659.4401

Melinda H. Brunger

Telecopy: 713.238.7235

To the Company:

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Telecopy: 817.302.7940

Attention: J. Michael May

with copies (which shall not constitute notice) to:

Hunton & Williams LLP

1445 Ross Avenue

Suite 3700

Dallas, Texas 75202-2799

Telecopy: 214.880.0011

Attention: L. Steven Leshin

Gregory J. Schmitt

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or on the fifth succeeding Business Day if mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by the Company of the Termination Fee to any direct or indirect wholly-owned subsidiary of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, or any assignee thereof, to perform its obligations under this Agreement.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange Stock Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15 Dodd-Frank Act. Any fact, circumstance, event, change, effect or occurrence that results from or relates to the enactment, implementation or compliance with the Dodd-Frank Act shall not give rise hereunder to any breach of any representation or warranty made by the Company nor shall any action taken or not taken in compliance therewith from and after the date hereof give rise hereunder to any breach of any obligation of the Company contained herein, and the representations and warranties and covenants of the Company contained herein are so qualified. Statements herein regarding the “ordinary course of business consistent with past practices” shall mean the ordinary course of business consistent with past practices, if those practices are now consistent with the requirements of the Dodd-Frank Act. Without limiting the generality of the foregoing, it shall not be a breach of any covenant of the Company to fail to take any action, or fail to act, in the ordinary course of business consistent with past practices if such past practices do not comply with the Dodd-Frank Act.

Section 8.16 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “1995 Omnibus Stock and Incentive Plan” means the 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp., as amended by Amendment No. 1, effective as of July 22, 1997 and Amendment No. 2, effective as of December 13, 2005.

(b) “1999 Employee Stock Option Plan” means the 1999 Employee Stock Option Plan of AmeriCredit Corp., effective as of February 4, 1999.

(c) “2000 Omnibus and Incentive Plan” means the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp., effective as of August 1, 2000.

(d) “2000 Stock Option Plan” means the FY2000 Stock Option Plan of AmeriCredit Corp., effective as of July 1, 1999.

(e) “2008 Omnibus Incentive Plan” means the 2008 Omnibus Incentive Plan for AmeriCredit Corp., effective as of October 28, 2008, as amended by Amendment No. 1 to 2008 Omnibus Incentive Plan of AmeriCredit Corp., effective April 28, 2009.

(f) “ABS” or “Asset-Backed Securities” has the meaning assigned to such term in Item 1101(c)(1) of Regulation AB.

(g) “ABS Registration Statement” means each currently effective registration statement filed by the Company or its Subsidiaries with respect to ABS offerings under the Securities Act.

(h) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to the Company, in no event shall the shareholders of the Company be deemed to be Affiliates of the Company. With respect to the Parent and the Merger Sub, in no event shall the stockholders of General Motors Company or the parties that have executed the Company Voting Agreement be deemed to be Affiliates of the Parent or the Merger Sub.

(i) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(j) “Calculation Agent Determination” shall have the meaning assigned to such term in Section 12.7(b)(ii) of the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.

(k) “Cancellation and Payment” shall have the meaning assigned to such term in Section 12.2(b) of the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.

(l) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or obligations.

(m) “Dealer” means a seller of Vehicle Contracts under a Dealer Agreement.

(n) “Dealer Agreement” means an agreement by and among the Company or any of its Subsidiaries and Affiliates, on the one hand, and a Dealer, on the other hand, relating to the sale of Vehicle Contracts by such Dealer to the Company or any such Subsidiary or Affiliate, and all such documents, instruments and certificates relating thereto.

(o) “i4 Gold Stock Option Program” means (i) the i4 Gold Stock Option Program, effective as of July 1, 2001 with respect to options granted prior to April 22, 2003 and (ii) the Amended and Restated i4 Gold Stock Option Program, effective as of April 22, 2003, with respect to options granted after April 22, 2003.

(p) “Joint Venture” means any corporation, partnership, association, trust or other form of legal entity of which 50% or less of the outstanding voting securities are on the date hereof directly or indirectly owned by such party.

(q) “Knowledge” means (x) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(q)(x) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: Daniel E. Berce, Kyle R. Birch, Steven P. Bowman, Chris A. Choate, James M. Fehleison, J. Michael May, Brian S. Mock and Susan B. Sheffield.

(r) “Management Stock Option Plan” means the Management Stock Option Plan of AmeriCredit Corp., effective as of February 3, 2000.

(s) “Minimum Condition” means that the Company shall, immediately after the Effective Time, have received the necessary consents and approvals from Governmental Entities to be able to conduct its indirect lending business substantially as conducted immediately prior to the Effective Time in at least 45 states representing not less than 90% of the number of Vehicle Contracts purchased by the Company or its Subsidiaries for the fiscal year ended June 30, 2010, in connection with its indirect lending business.

(t) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(u) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(v) “Regulation AB” means Subpart 229.1100 - Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

(w) “Residual Interest” means any beneficial ownership interest in any Securitization Trust or Warehouse Trust, whether certificated or uncertificated, that evidences the right of the Company or any of its Subsidiaries to receive residual distributions pursuant to the terms of the related Securitization Agreements or Warehouse Agreements.

(x) “Securitization Agreements” means, collectively, all agreements, documents, instruments and certificates executed and delivered by the Company or any of its Subsidiaries in connection with any Securitization Transaction.

(y) “Securitization Transaction” means a transaction pursuant to which the Company or any of its Subsidiaries issues or has issued ABS that has not been paid off as of the date of this Agreement.

(z) “Securitization Trust” means a special purpose trust or other entity established for the purpose of issuing Asset-Backed Securities.

(aa) “Special Committee” means a committee of the Board formed for the purpose of evaluating, and making a recommendation to the full Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger.

(bb) “Stock Purchase Plan” means the Employee Stock Purchase Plan of AmeriCredit Corp., as amended by Amendment No. 1, effective as of April 28, 1998, Amendment No. 2, effective as of November 6, 2001, Amendment No. 3, effective as of November 5, 2003, Amendment No. 4, effective as of October 28, 2008 and Amendment No. 5, effective as of May 15, 2009.

(cc) “Stock Purchase Plan Contributions” means the aggregate accumulated contributions made up until the Effective Time by participants with respect to the then applicable offering period under the Stock Purchase Plan.

(dd) “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust or other business entity of which a majority of the outstanding shares of capital stock or other equity interests having ordinary voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries. For the avoidance of doubt, the Subsidiaries of the Company shall include all new or existing Securitization Trusts or Warehouse Trusts in which the Company holds a direct or indirect beneficial ownership interest.

(ee) “Vehicle” means a new or a used automobile, van, minivan, sports utility vehicle or light duty truck.

(ff) “Vehicle Contract” means (i) a retail installment sales contract or a conditional sales contract, in each case with respect to, and secured by, a Vehicle, or (ii) an installment promissory note evidencing the payment obligations of any Person with respect to a Vehicle, and the security agreement pursuant to which such Person’s obligations under such promissory note are secured by a Vehicle.

(gg) “Warehouse Agreements” means, collectively, all agreements, documents, instruments and certificates executed and delivered by the Company or any of its Subsidiaries or Affiliates in connection with any Warehouse Transaction.

(hh) “Warehouse Transaction” means a transaction pursuant to which the Company or any of its Subsidiaries or Affiliates finances the acquisition or holding of Vehicle Contracts, ABS or Residual Interests that has not been paid off as of the date of this Agreement.

(ii) “Warehouse Trust” means a special purpose trust or other entity established for the purpose of issuing notes or other securities in connection with any Warehouse Transaction.

(jj) Each of the following terms is defined in the Sections set forth opposite such term:

1995 Omnibus Stock and Incentive Plan	Section 8.16(a)
1999 Employee Stock Option Plan	Section 8.16(b)
2000 Omnibus and Incentive Plan	Section 8.16(c)
2000 Stock Option Plan	Section 8.16(d)
2008 Omnibus Incentive Plan	Section 8.16(e)
ABS	Section 8.16(f)
ABS Registration Statement	Section 8.16(g)
Action	Section 5.9(b)
Affiliate Transaction	Section 3.11
Affiliates	Section 8.16(h)
Agreement	Preamble
Acquisition Proposal	Section 5.3(h)
Asset-Backed Securities	Section 8.16(f)
Bankruptcy and Equity Exception	Section 3.4(a)
Board	Recitals
Book-Entry Shares	Section 2.2(a)
Business Day	Section 8.16(i)
Calculation Agent Determination	Section 8.16(j)
Cancellation and Payment	Section 8.16(k)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company Approvals	Section 3.4(b)
Company Benefit Plans	Section 3.10(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	Section 3.1(c)
Company Material Contracts	Section 3.23(d)
Company Meeting	Section 5.4(b)
Company Permits	Section 3.8(c)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.22
Company Stock Award	Section 5.5(a)(ii)
Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 5.5(a)(i)
Company Systems	Section 3.18(f)
Company Voting Agreements	Recitals
Company Warrants	Section 5.14(a)

Confidentiality Agreement	Section 5.2(b)
Contracts	Section 8.16(l)
control	Section 8.16(h)
Convertible Senior Notes	Section 3.2(a)
Dealer	Section 8.16(m)
Dealer Agreement	Section 8.16(n)
Deutsche Bank	Section 5.14(a)
Deutsche Bank Hedge Transaction	Section 5.14(a)
Deutsche Warrant	Section 5.14(a)
Dissenting Shareholders	Section 2.1(e)
Dissenting Shares	Section 2.1(e)
Dodd-Frank Act	Section 3.1(c)
Effective Time	Section 1.3
Employees	Section 3.16(b)
End Date	Section 7.1(b)(i)
Environmental Law	Section 3.9(b)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(h)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(e)
GAAP	Section 3.1(c)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.9(c)
Hedged Warrants	Section 5.14(a)
HSR Act	Section 3.4(b)
i4 Gold Stock Option Program	Section 8.16(o)
IT Contract	Section 3.18(g)
IT Contract Supplier	Section 3.18(g)
Indemnified Party	Section 5.9(b)
Information Practices	Section 3.17(b)
Intellectual Property	Section 3.17(a)
Joint Venture	Section 8.16(p)
JPMorgan	Section 5.14(a)
JPMorgan Hedge Transaction	Section 5.14(a)
Knowledge	Section 8.16(q)
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.3
Management Stock Option Plan	Section 8.16(r)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Minimum Condition	Section 8.16(s)
Multiemployer Plan	Section 3.10(h)
Multiple Employer Plan	Section 3.10(h)

Option Consideration	Section 5.5(a)(i)
Orders	Section 8.16(t)
orders	Section 8.16(t)
Parent	Preamble
Parent Benefit Plans	Section 5.5(b)(iii)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	Section 4.2(c)
Paying Agent	Section 2.2(a)
person	Section 8.16(u)
Person	Section 8.16(u)
Proxy Statement	Section 3.14
Recommendation	Section 3.4(a)
Regulation AB	Section 8.16(v)
Regulation AB Information	Section 3.24(b)
Regulatory Law	Section 5.6(d)
Representatives	Section 5.3(a)
Residual Interest	Section 8.16(w)
Sarbanes-Oxley Act	Section 3.6(a)
SEC	Section 3.1(c)
Secured Debt	Section 5.14(b)
Securities Act	Section 3.3
Securitization Agreements	Section 8.16(x)
Securitization Transaction	Section 8.16(y)
Securitization Trust	Section 8.16(z)
Share	Section 2.1(a)
Special Committee	Section 8.16(aa)
Stock Award Consideration	Section 5.5(a)(ii)
Stock Purchase Plan	Section 8.16(bb)
Stock Purchase Plan Contributions	Section 8.16(bb)
Subsidiaries	Section 8.16(dd)
Superior Proposal	Section 5.3(i)
Surviving Corporation	Section 1.1
Tax	Section 3.15(b)
Tax Return	Section 3.15(b)
Taxes	Section 3.15(b)
TBOC	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.2(a)
Vehicle	Section 8.16(ee)
Vehicle Contract	Section 8.16(ff)
Wachovia Warrant	Section 5.14(a)
Warehouse Agreements	Section 8.16(gg)
Warehouse Transaction	Section 8.16(hh)
Warehouse Trust	Section 8.16(ii)
Warrant Consideration	Section 5.15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL MOTORS HOLDINGS LLC

By:	/s/ Stephen J. Girsky
	Name:	Stephen J. Girsky
	Title:	Vice Chairman,
Corporate Strategy and Business Development

GOALIE TEXAS HOLDCO INC.

By:	/s/ Daniel Ammann
	Name:	Daniel Ammann
	Title:	President

AMERICREDIT CORP.

By:	/s/ Daniel Berce
	Name:	Daniel Berce
	Title:	President & CEO